Exhibit 5.1

September 28, 2026

CitroTech Inc.

6400 S. Fiddlers Green Cir., Suite 300

Greenwood Village, CO 80111

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to CitroTech Inc., a Wyoming corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale by the Company of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $8,050,000, including shares that may be sold pursuant to the underwriters’ option to purchase additional shares (collectively, the “Offering Shares”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Registration Statement and related prospectus, the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, the resolutions or written consents of the Board of Directors of the Company relating to the Registration Statement and the authorization, issuance and sale of the Offering Shares, the form of underwriting agreement relating to the offering, specimen common stock certificates, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when (i) the final terms of the issuance and sale of the Offering Shares have been established and approved by the Board of Directors of the Company or an authorized committee thereof and (ii) the Offering Shares have been duly issued and delivered against payment therefor in accordance with such corporate actions, the Registration Statement, the related prospectus and the underwriting agreement, the Offering Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of Wyoming. The opinions expressed herein are based upon the federal laws of the United States and the laws of the State of Wyoming in effect on the date hereof, and we undertake no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

Law Office of Anthony F. Newton

/s/ Anthony F. Newton

For the Firm